EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST III
MERRILL LYNCH PREFERRED FUNDING III, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE YEAR ENDED		FOR THE YEAR ENDED		FOR THE YEAR ENDED
	December 31, 2009		December 26, 2008		December 28, 2007
	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH
	PREFERRED	PREFERRED	PREFERRED	PREFERRED	PREFERRED	PREFERRED
	CAPITAL TRUST III	FUNDING III, L.P.	CAPITAL TRUST III	FUNDING III, L.P.	CAPITAL TRUST III	FUNDING III, L.P.

Earnings	$54,124	$63,068	$54,124	$63,244	$54,124	$63,480

Fixed charges	$—	$—	$—	$—	$—	$—

Preferred securities distribution requirements	52,500	54,124	52,500	54,124	52,500	54,124

Total combined fixed charges and preferred securities distribution requirements	$52,500	$54,124	$52,500	$54,124	$52,500	$54,124

Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.17	1.03	1.17	1.03	1.17